  Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement (the “Amendment”) is entered into by and between Kathi Niffenegger (“Employee”) and Edesa Biotech USA, Inc. (the “Company”) to amend the employment agreement entered into by Employee and the Company as of December 1, 2020 (the “Agreement”), and shall be effective as of the date executed by the parties. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Employee and the Company agree as follows:

Section 5.1 of the Agreement is hereby deleted and replaced in its entirety by the following:

“5.1 Base Salary. As compensation for Employee’s services, provided Employee is not in default of any material obligation to the Edesa Entities, the Company shall pay Employee wages in the gross amount of Two Hundred and Ninety Thousand Dollars ($290,000) per year (the “Base Salary”) retroactive to January 1, 2021, subject to legally required withholding and payable in accordance with the Company’s usual payroll policies and practices.”

Except as expressly set forth above, the Agreement remains unchanged and in full force and effect. This Amendment may be executed in counterparts, each of which is deemed to be an original, but such counterparts together shall constitute one and the same document. For the purpose of this Amendment, electronic signatures shall be valid and binding for all purposes. A copy of this signed Amendment, including a copy transmitted via fax or email, shall be valid for all purposes to the same extent as a signed original.

IN WITNESS WHEREOF, the parties have executed this Amendment.

KATHI NIFFENEGGER	EDESA BIOTECH USA, INC.
/s/ Kathi Niffenegger	/s/ Pardeep Nijhawan
Pardeep Nijhawan
CEO